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                                                                  EXHIBIT (99)-5


                                August 22, 1997


LG&E Energy Corp.
220 West Main Street
Louisville, Kentucky 40202

Ladies and Gentlemen:

     I hereby consent to being named in LG&E Energy Corp.'s Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Registration Statement") as a person about to become a director of LG&E Energy Corp. in connection with the consummation of the transaction (the "Merger") contemplated by the Agreement and Plan of Merger by and between LG&E Energy Corp. and KU Energy Corporation, dated as of May 20, 1997, to which this Registration Statement relates.

     I hereby consent to the filing of this Consent as an exhibit to this Registration Statement.

                              Sincerely,
                              /s/ Michael R. Whitley


                              MICHAEL R. WHITLEY